Exhibit 99.3

NEWS RELEASE September 23, 2022

Tetra Tech to Acquire RPS Group to Expand its Global Operations

•	Advances Tetra Tech’s Global High-End Consultancy in Water, Environment, and Sustainable Infrastructure

•	Expands Global Leadership in Energy Transformation, Environmental Management, and Data Analytics

•	Strengthens United Kingdom and Australia Operations and Establishes European Union Practice

•	RPS Group plc Board unanimously recommends Tetra Tech's bid of 222 pence per share

Pasadena, California. Tetra Tech, Inc. (NASDAQ: TTEK), a leading provider of high-end consulting and engineering services, is pleased to announce that it has reached an agreement with RPS Group plc (“RPS Group”) on the terms of an all-cash acquisition of RPS Group for 222 pence per share (the “Acquisition”). The Acquisition has been unanimously recommended by the Board of Directors of RPS Group.

The combined 26,000 associates of the RPS Group and Tetra Tech will establish a premier global consultancy in water, environment, sustainable infrastructure, and energy transformation. The RPS Group employs 5,000 associates in Europe, the United Kingdom, Asia Pacific, and North America, delivering high-end solutions especially in energy transformation, water, and program management for government and commercial clients. Tetra Tech is a global high-end consultancy with #1 rankings in both water and environmental management as published in Engineering News-Record. Its 21,000 associates are technical experts in delivering more than 70,000 projects per year around the world.

The RPS Group significantly expands Tetra Tech’s water practice in the United Kingdom, and enhances Tetra Tech’s leading position in renewable energy and environmental management. The combination further strengthens our geographic presence in the United Kingdom, European Union, and Australia. The RPS Group and Tetra Tech are culturally aligned and together will use a Leading with Science® approach to address critical issues such as climate change, resiliency, and energy transformation. The combination of the RPS Group and Tetra Tech also advances both companies’ strategies to provide high-end consulting with an emphasis on advanced data analytics and unique software applications, such as those in water management, ocean analytics and contaminant modeling.

“The RPS Group advances our long-term strategy to enhance our position as the premier global high-end consulting and engineering firm focused on water, environment, sustainable infrastructure, and energy transformation.” said Dan Batrack, Tetra Tech Chairman and CEO. “We welcome the RPS Group’s associates to join us and collectively leverage our long-term client relationships and project experience. As a global consultancy with a commitment to high-end solutions, we can offer our expanded team of associates even greater professional opportunities.”

Ken Lever, Non-Executive Chairman of RPS commented, “The Board of RPS is pleased to recommend Tetra Tech’s offer, which provides our shareholders with even greater value for their shares. Our combination with Tetra Tech will provide attractive opportunities and long-term benefits to our associates and global clients.”

Furthermore, John Douglas, Chief Executive of RPS explained, “Joining Tetra Tech represents a highly attractive combination of two leading companies in the industry for our clients and provides an ideal opportunity for our people to realize RPS’ goals to meaningfully contribute to the world’s most challenging problems in energy transformation and water management around the world. I am very excited about the future of our combined company and the benefits for our people and clients. By joining together, Tetra Tech provides RPS and its employees with a strong and culturally aligned platform that creates a pre-eminent consulting and engineering firm addressing climate change and all its effects.”

The Transaction

It is intended that the Acquisition will be implemented by means of a Court-sanctioned scheme of arrangement (the “Scheme”) under Part 26 of the U.K. Companies Act 2006. The purpose of the Scheme is to provide for Tetra Tech to indirectly become the owner of the entire issued and to be issued share capital of RPS Group.

Details of the proposed Acquisition will be sent to RPS Group shareholders within 28 days of the date of this announcement (unless the Panel on Takeovers and Mergers under the U.K. City Code on Takeovers and Mergers agrees otherwise). Subject, amongst other things, to the satisfaction or waiver of the conditions, the approval of the Scheme by the RPS Group shareholders, the receipt of applicable regulatory approvals and the Court’s sanction of the scheme of arrangement, it is expected that the Acquisition will complete by the end of 2022.

For further details regarding the proposed Acquisition, readers are referred to the firm offer announcement in respect of the Acquisition (the “Announcement”) previously released in the United Kingdom on the date hereof in accordance with Rule 2.7 of the UK City Code on Takeovers and Mergers and which can be found on Tetra Tech’s website at tetratech.com/investor-offer. The Announcement and other important documents (including, among others, the New Credit Facility (as defined below)) are also attached as exhibits to Tetra Tech’s Current Report on Form 8-K filed with the SEC concurrently with this release. Please note that this release is not a summary of the Announcement and should not be regarded as a substitute for reading the Announcement. We therefore strongly encourage you to read the Announcement in full in connection with this release, which is subject to the full text of the Announcement in all respects.

The Acquisition is expected to be mid to high teen percent accretive to adjusted earnings per share (EPS) after realizing the full benefit from an expected £21 million in cost synergies and integration into Tetra Tech. The cost to realize these synergies is estimated to be £16 million and would be substantially incurred in first twelve months after closing. Adjusted EPS excludes one-time transaction related costs and intangible amortization.

All relevant documentation will be made available on Tetra Tech’s website at tetratech.com/investor-offer.

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Acquisition Financing

Concurrently with the announcement of the Acquisition, Tetra Tech has obtained a “certain funds” of £714 million (approximately 800 million USD) plus 350 million USD New Credit Facility, which includes commitments for the full amount of the purchase price for the Acquisition value of the entire issued and to be issued share capital of RPS. Bank of America, N.A. is acting as administrative agent and sole lender with respect to the New Credit Facility.

The New Credit Facility is designed to ensure compliance with the “certain funds” requirements from announcement of the Acquisition under the UK City Code on Takeovers and Mergers. Further, the Acquisition financing plan has been designed and structured with a view to preserving Tetra Tech’s credit profile.

The New Credit Facility contains representations, warranties, conditions precedent, covenants, a leverage ratio and events of default that are customary for a transaction of this nature.

Approvals and Recommendation

The Board of Directors of RPS Group has unanimously recommended the Acquisition.

Tetra Tech has also received undertakings and letters of intent from certain RPS Group major shareholders to vote for the transaction at the RPS Group shareholder meetings to be convened in connection with the Scheme, in respect of a total number of RPS Group shares representing in the aggregate approximately 28% of the existing issued share capital of RPS Group on September 23, 2022.

Financial and Legal Advisors

BofA Securities is acting as financial advisor to Tetra Tech on the Acquisition. Legal advice is being provided to Tetra Tech by Hogan Lovells International LLP.

About RPS Group

RPS Group is a public limited company registered in England and Wales. RPS Group’s shares are listed on the Official List of the London Stock Exchange. Founded in 1970 and built on a legacy of environmental and social engagement, RPS Group is a diversified and well recognized global professional services firm of approximately 5,000 talented employees.

As an established technology enabled consultancy that operates across a range of sectors, RPS Group provides specialist services to government and private sector clients with a focus on front-end consulting. RPS Group creates shared value for all stakeholders by solving problems that matter in a complex, urbanizing, resource-scarce world and concentrates its expertise on the parts of project lifecycles that have the biggest impact on project outcomes with a strong sustainability agenda. RPS Group has been widely recognized in this respect, having been ranked number one in the UK for climate change and energy consulting by the Environment Analysis for 2019/2020, a top 200 environmental firm by Engineering News-Record in 2021 and recognized in 2021 as one of the first “carbon champions” by the Institution of Civil Engineers.

RPS Group operates across approximately 100 offices in 12 countries, with more than 99% of its net revenue during the 2021 financial year generated from its operations in OECD countries. The majority of its net revenue during the 2021 financial year was generated from its operations in the United Kingdom, Australia and the United States.

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About Tetra Tech

Tetra Tech is a leading provider of high-end consulting and engineering services for projects worldwide. With 21,000 associates working together, Tetra Tech provides clear solutions to complex problems in water, environment, sustainable infrastructure, renewable energy, and international development. We are Leading with Science® to provide sustainable and resilient solutions for our clients. For more information about Tetra Tech, please visit tetratech.com or follow us on LinkedIn, Twitter, and Facebook.

CONTACTS:
Jim Wu, Investor Relations
Charlie MacPherson, Media & Public Relations
(626) 470-2844

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future. However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions ("Future Factors"), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section "Risk Factors" included in Tetra Tech’s Form 10-K and Form 10-Q filings with the U.S. Securities and Exchange Commission.

Except as required by applicable law or regulation, Tetra Tech expressly disclaims any obligation or undertaking to publish any updates or revisions to any forward-looking statements contained in this Announcement to reflect any changes in Tetra Tech's expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based.

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